                                                                 Exhibit 10.23

August 9, 1999

Mr. Gary Gilheeney
4 Caraway Drive
Johnston, RI  02919

Dear Gary:

We are very pleased to extend an offer of employment to you for the position of Chief Financial Officer and Treasurer of Innovative Clinical Solutions. The terms are as follows:

         Base Salary:        $175,000

         Sign-On Bonus       $10,000

         Bonus Potential:    25% bonus potential (based on both company division
                             and personal performance metrics).

         Equity: a. An initial grant of 100,000 shares at market price.

                             b. Options will be vested over a three year period in equal increments. If there is a material change in ownership of the company, all outstanding options will vest with change of control.

         Benefits:           Innovative Clinical Solutions policies

         Severance:          A. One year of base compensation and payment of
                             COBRA premiums for termination by the company without cause.

                             or

                             B. One year base compensation and payment of COBRA premiums as a result of a material change in responsibilities, reporting relationships or location.

These terms are contingent upon the successful completion of referencing.

We are very excited about the prospect of working with you and look forward to you joining our team on August 23, 1999. Please sign and return this letter as your acceptance of these terms.

Best Regards,

Michael Heffernan

I acknowledge and agree to the terms stated above.

Gary Gillheeney